AMENDMENT NO. 1
TO THE
2008 HALLIBURTON ELECTIVE DEFERRAL PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

WHEREAS, Halliburton Company (the “Company”) adopted and maintains the 2008 Halliburton Elective Deferral Plan, as amended and restated effective January 1, 2008 (the “Plan”);

WHEREAS, the Company desires to amend the Plan to (i) change from monthly valuation to daily valuation, (ii) with respect to post-2010 participant elections regarding specific payment dates, eliminate certain limits on the earliest permissible payment date, and (iii) add a default time and form of payment in the event a participant does not make an election; and

WHEREAS, Section 10.4 of the Plan provides that, subject to certain inapplicable limitations, the Plan may be amended by the Company’s Compensation Committee;

NOW THEREFORE, the Plan is hereby amended as follows:

1.           Section 1.1(13) of the Plan is amended to read as follows effective January 1, 2011:

(13)
Determination Date:  The date on which the amount of a Participant’s Deferral Account or Grandfathered Plan Account is determined as provided in Section 3.4 hereof, as applicable.  Effective January 1, 2011, each business day that the New York Stock Exchange is open for trading shall be a Determination Date.  As of any Determination Date, a Participant’s aggregate benefit under the Plan shall be equal to the amount credited to his or her Deferral Account and Grandfathered Plan Account, if applicable, as of such date.

2.           Section 3.4(e) of the Plan is amended to read as follows effective January 1, 2011:

(e)           Each Participant’s Deferral Account shall be credited as of each Determination Date with the Credited Investment Return attributable to his or her Deferral Account.  The Credited Investment Return is the amount which the Participant’s Deferral Account would have earned if the amounts credited to the Deferral Account had, in fact, been invested in accordance with the Participant’s Deemed Investment Elections.

3.           Section 5.3 of the Plan is amended to read as follows effective January 1, 2011:

5.3           Time of Benefit Payment.

(a)           Deferral Elections Made Before January 1, 2011.  With respect to each deferral election made by a Participant pursuant to Article III before January 1, 2011, such Participant shall elect to commence payment of such deferral and the Credited Investment Returns attributable thereto on one of the following dates:

BE01/ 722773.3

(i)           Retirement; or

(ii)           A specified future month and year, but not earlier than five years from the date of the deferral if the Participant has not attained age fifty-five at the time of the deferral or one year from the date of the deferral if the Participant has attained age fifty-five at the time of the deferral, and not later than the first day of the year in which the Participant attains age seventy.

(b)           Deferral Elections Made On or After January 1, 2011.  With respect to each deferral election made by a Participant pursuant to Article III on or after January 1, 2011, such Participant shall elect to commence payment of such deferral and the Credited Investment Returns attributable thereto on one of the following dates:

(i)           Retirement; or

(ii)           A specified future month and year, but not earlier than January of the first calendar year following the calendar year in which the deferral would have been paid to the Participant absent a deferral election, and not later than the first day of the year in which the Participant attains age seventy.

In the event a Participant fails to make an election regarding time of payment under this Section 5.3(b), the Participant shall be deemed to have elected payment at Retirement.

(c)           Specified Employees.  Notwithstanding any other provision of the Plan with respect to the Deferral Account of a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payments payable as a result of the Employee’s termination of employment (other than death) shall not be payable before the earlier of (i) the date that is six months after the Employee’s termination of employment, (ii) the date of the Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.  For purposes of determining the identity of “specified employees,” the Committee may establish procedures as it deems appropriate in accordance with Section 409A.

4.           Section 5.4 of the Plan is amended by adding a paragraph to the end thereof to read as follows effective January 1, 2011:

In the event a Participant makes a deferral election on or after January 1, 2011 and fails to make an election regarding form of payment under this Section 5.4, the Participant shall be deemed to have elected a lump sum as a part of such deferral election.

5.           The second sentence of Section 5.5 of the Plan is amended to read as follows effective January 1, 2011:

The above notwithstanding, if such Participant is already receiving installment payments, such payments shall continue.

BE01/ 722773.3

6.           Section 3.4(e) of Appendix A to the Plan is amended to read as follows effective January 1, 2011:

(e)           Each Participant’s Grandfathered Plan Account shall be credited as of each Determination Date with the Credited Investment Return attributable to his or her Grandfathered Plan Account.  The Credited Investment Return is the amount which the Participant’s Grandfathered Plan Account would have earned if the amounts credited to the Grandfathered Plan Account had, in fact, been invested in accordance with the Participant’s Deemed Investment Elections.

IN WITNESS WHEREOF, Halliburton Company has caused these presents to be duly executed this 14 day of September, 2010.

HALLIBURTON COMPANY

By:           /s/ James R. Boyd
(On Behalf of the Compensation Committee)

BE01/ 722773.3